Filed pursuant to Rule 424(b)(2)
SEC File No. 333-186335

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum aggregate offering price	Amount of registration Fee (1)
5.375% Non-Cumulative Perpetual Preferred Stock, Series A	$150,000,000	$20,460

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 31, 2013)

Cullen/Frost Bankers, Inc.

6,000,000 Shares

5.375% Non-Cumulative Perpetual Preferred Stock, Series A

We are offering 6,000,000 shares of our 5.375% non-cumulative perpetual preferred stock, Series A, par value $0.01, with a liquidation preference of $25 per share (the “Preferred Stock”).

We will pay dividends on the Preferred Stock, when, as, and if declared by our board of directors or a duly authorized committee of the board and to the extent that we have lawfully available funds to pay dividends. If declared, dividends will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, at a rate of 5.375% per annum, quarterly, in arrears, on March 15, June 15, September 15, and December 15 of each year, beginning on June 15, 2013, from and including the date of original issuance. The first dividend payment, if declared, will be made on June 15, 2013, in the expected amount of $0.45 per share of the Preferred Stock, which reflects the time period from the expected date of original issuance to but excluding June 15, 2013.

Dividends on the Preferred Stock will not be cumulative. If for any reason our board of directors or a duly authorized committee of the board does not declare a dividend on the Preferred Stock for any dividend period, such dividend will not accrue or be payable, and we will have no obligation to pay dividends for such dividend period, whether or not dividends on the Preferred Stock are declared for any future dividend period. Dividends on the Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

We may redeem the Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after March 15, 2018, or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined herein), in either case, at a redemption price of $25 per share, plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid dividends (whether or not declared) for the then-current dividend period prior to but excluding the redemption date. Under current regulatory rules and regulations, we would need regulatory approval to redeem the Preferred Stock.

We have applied to list the Preferred Stock on the New York Stock Exchange (the “NYSE”) under the symbol “CFR PrA”. If the application is approved, trading of the Preferred Stock on the NYSE is expected to commence within 30 days after the original issuance date of the Preferred Stock. Our common stock is listed on the NYSE under the symbol “CFR.”

The shares of Preferred Stock will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries, will not be insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency or instrumentality and are subject to investment risks.

Investing in the Preferred Stock involves risks. See “Risk Factors” beginning on page 21 of our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated herein by reference, as well as the additional risk factors included in this prospectus supplement beginning on page S-11, to read about factors you should consider before buying the Preferred Stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price(1)	$25.0000	$150,000,000.00
Underwriting discount and commissions(2)	$0.7697	$4,618,222.50
Proceeds, before offering expenses, to us	$24.2303	$145,381,777.50

(1)	Plus accrued dividends, if any, from the date of original issuance, which we expect to be February 15, 2013.
(2)	Reflects 371,400 shares of Preferred Stock to be sold to institutional investors, for which the underwriters will receive an underwriting discount of $0.5000 per share and 5,628,600 shares of Preferred Stock to be sold to retail investors for which the underwriters will receive an underwriting discount of $0.7875 per share.

The underwriters expect to deliver the Preferred Stock in book-entry form only through the facilities of The Depository Trust Company (the “DTC”) for the accounts of its participants, including Clearstream Banking, a société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear system, against payment in New York, New York on or about February 15, 2013.

Joint Book-Running Managers

Morgan Stanley	Goldman, Sachs & Co.	UBS Investment Bank

Prospectus Supplement dated February 12, 2013.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since such dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any shares of our Preferred Stock and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “Cullen/Frost”, “we”, “us”, “our” or similar references mean Cullen/Frost Bankers, Inc., and all references in this prospectus supplement to the “Corporation” mean Cullen/Frost Bankers, Inc., together with its subsidiaries.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Cullen/Frost, that file electronically with the SEC. The address of that site is http://www.sec.gov. Cullen/Frost’s Internet address is http://www.frostbank.com. The information on or that can be accessible through these web sites is not a part of this document.

In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this document and the date of the termination of the offer being made pursuant to this prospectus supplement (other than information that, under the Exchange Act and SEC rules, is deemed to be “furnished” and not filed with the SEC):

•	Annual Report on Form 10-K for the year ended December 31, 2012; and

•	Current Reports on Form 8-K, filed on January 31, 2013 and February 12, 2013.

Unless stated otherwise in the applicable report, information that is furnished rather than filed with the SEC is not incorporated herein by reference.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Cullen/Frost Bankers, Inc.

100 W. Houston Street

San Antonio, Texas 78205

(210) 220-4011

Other than any documents expressly incorporated by reference, the information on our website and any other website that is referred to in this prospectus supplement is not part of this prospectus supplement.

S-iii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in this prospectus supplement that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or board of directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.

•	Volatility and disruption in national and international financial markets.

•	Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of the Corporation’s goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of the Corporation’s borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The Corporation’s ability to increase market share and control expenses.

S-iv

•	The Corporation’s ability to attract and retain qualified employees.

•	Changes in the competitive environment in the Corporation’s markets and among banking organizations and other financial service providers.

•

The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of the Corporation’s vendors, internal control systems or information systems.

•	Changes in the Corporation’s liquidity position.

•	Changes in the Corporation’s organization, compensation and benefit plans.

•

The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	The Corporation’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

S-v

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and does not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the Preferred Stock.

CULLEN/FROST BANKERS, INC.

Cullen/Frost Bankers, Inc., a Texas business corporation incorporated in 1977, is a financial holding company and a bank holding company headquartered in San Antonio, Texas that provides, through its subsidiaries, a broad array of products and services throughout numerous Texas markets. Cullen/Frost, through its subsidiaries, offers commercial and consumer banking services, as well as trust and investment management, mutual funds, investment banking, insurance, brokerage, leasing, asset-based lending, treasury management and item processing services. At December 31, 2012, Cullen/Frost had consolidated total assets of $23.1 billion and was one of the largest independent bank holding companies headquartered in the State of Texas.

The Corporation serves a wide variety of industries including, among others, energy, manufacturing, services, construction, retail, telecommunications, healthcare, military and transportation. The Corporation’s customer base is similarly diverse. The Corporation is not dependent upon any single industry or customer.

Our principal executive offices are located at 100 W. Houston Street, San Antonio, Texas 78205, and our telephone number is (210) 220-4011.

FROST BANK

Frost Bank, the principal operating subsidiary and sole banking subsidiary of Cullen/Frost, is primarily engaged in the business of commercial and consumer banking through more than 110 financial centers across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Frost Bank was chartered as a national banking association in 1899, but its origin can be traced to a mercantile partnership organized in 1868. At December 31, 2012, Frost Bank had consolidated total assets of $23.1 billion and total deposits of $19.5 billion and was one of the largest commercial banks headquartered in the State of Texas.

On June 22, 2012, Frost Bank became a Texas state chartered bank and a member of the Federal Reserve System. Accordingly, the Texas Department of Banking and the Board of Governors of the Federal Reserve System (including any successor bank regulatory authority that may become our appropriate federal banking agency, the “Federal Reserve”) are now the primary regulators of Frost Bank, and Frost Bank is no longer regulated by the Office of the Comptroller of the Currency (“OCC”). Deposits at Frost Bank continue to be insured by the FDIC up to applicable limits.

Significant services offered by Frost Bank include:

•

Commercial Banking. Frost Bank provides commercial banking services to corporations and other business clients. Loans are made for a wide variety of general corporate purposes, including financing for industrial and commercial properties and to a lesser extent, financing for interim construction related to industrial and commercial properties, financing for equipment, inventories and accounts receivable, and acquisition financing, as well as commercial leasing and treasury management services.

•

Consumer Services. Frost Bank provides a full range of consumer banking services, including checking accounts, savings programs, automated teller machines, overdraft facilities, installment and real estate loans, home equity loans and lines of credit, drive-in and night deposit services, safe deposit facilities, and brokerage services.

•

International Banking. Frost Bank provides international banking services to customers residing in or dealing with businesses located in Mexico. These services consist of accepting deposits (generally only in U.S. dollars), making loans (in U.S. dollars only), issuing letters of credit, handling foreign collections, transmitting funds, and to a limited extent, dealing in foreign exchange.

•

Correspondent Banking. Frost Bank acts as correspondent for approximately 332 financial institutions as of December 31, 2012, which are primarily banks in Texas. These banks maintain deposits with Frost Bank, which offers them a full range of services including check clearing, transfer of funds, fixed income security services, and securities custody and clearance services.

•

Trust Services. Frost Bank provides a wide range of trust, investment, agency and custodial services for individual and corporate clients. These services include the administration of estates and personal trusts, as well as the management of investment accounts for individuals, employee benefit plans and charitable foundations. At December 31, 2012, the estimated fair value of these trust assets was $26.2 billion, including managed assets of $10.9 billion and custody assets of $15.3 billion.

•

Capital Markets—Fixed-Income Services. Frost Bank’s Capital Markets Division was formed to meet the transaction needs of fixed-income institutional investors. Services include sales and trading, new issue underwriting, money market trading, and securities safekeeping and clearance.

RISK FACTORS

An investment in our preferred stock involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page S-11 of this prospectus supplement and in the “Risk Factors” section included in our Annual Report on Form 10-K for the year ended December 31, 2012, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

SUMMARY OF THE OFFERING

The following summary contains basic information about the Preferred Stock offered hereby and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Preferred Stock, you should read the section of this prospectus supplement entitled “Description of the Preferred Stock” beginning on page S-19.

Securities offered	6,000,000 shares of our 5.375% Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01, with a liquidation preference of $25 per share.

Further issuances	We reserve the right to re-open this series of Preferred Stock and issue additional shares of the Preferred Stock either through public or private sales at any time and from time to time without notice to or consent of holders of the Preferred Stock; provided that any such additional shares of Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code and such additional shares of Preferred Stock are otherwise treated as fungible with the Preferred Stock offered hereby for U.S. federal income tax purposes. The additional shares would form a single series with the Preferred Stock offered by this prospectus supplement.

Dividends	Dividends on the Preferred Stock will be payable quarterly in arrears on the dividend payment dates specified below, when, as and if declared by our board of directors or a duly authorized committee of the board and to the extent that we have lawfully available funds to pay dividends, from and including the date of original issuance, at a rate of 5.375% per annum.

Dividends on the Preferred Stock will not be cumulative. If for any reason our board of directors or a duly authorized committee of the board does not declare a dividend on the Preferred Stock for any dividend period, such dividend will not accumulate or be payable and will cease to accrue, and we will have no obligation to pay dividends for such dividend period, whether or not dividends on the Preferred Stock are declared for any future dividend period. A “dividend period” is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will begin on and include the original issuance date of the Preferred Stock.

Dividends on the Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

Dividend payment dates

Dividends on the Preferred Stock will be payable on March 15, June 15, September 15, and December 15 of each year, beginning on June 15, 2013 (each, a “dividend payment date”) when, as and if declared by our board of directors or a duly authorized committee of the board.

In the event any dividend payment date is not a business day (as defined below under “Description of the Preferred Stock—Dividends”), the appropriate dividend will be paid on the first business day following that day without adjustment.

No maturity	The Preferred Stock will be perpetual and will have no maturity date.

Redemption

We may redeem the Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after March 15, 2018 or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined herein), in either case, at a redemption price equal to $25 per share, plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid dividends (whether or not declared) for the then-current dividend period prior to but excluding the redemption date.

Any redemption of the Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to redemption of the Preferred Stock.

The holders of the Preferred Stock will not have the right to require redemption.

Liquidation rights	In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock will be entitled to receive liquidating distributions of $25 per share, plus any declared and unpaid dividends, before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Preferred Stock with respect to the distribution of assets. If we fail to pay in full all amounts payable, including declared but unpaid dividends, with respect to the Preferred Stock and any stock having the same rank as the Preferred Stock with respect to the distribution of assets, the holders of the Preferred Stock and that other stock will share in any distribution of assets in proportion to the respective aggregate liquidation preferences to which they are entitled including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). After the holders of the Preferred Stock and any stock having the same rank as the Preferred Stock are paid in full, they will have no right or claim to any of our remaining assets.

Neither the sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or any part of our property or business nor a merger or consolidation by us with or into any other entity will be considered a dissolution, liquidation or winding-up of our business or affairs.

Voting rights	Holders of Preferred Stock will not have voting rights, except with respect to authorizing or increasing the authorized amount of senior stock, certain changes in the terms of the Preferred Stock, certain dividend non-payments and as otherwise required by applicable law.

Ranking

The Preferred Stock will rank, as to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up:

•    senior to our common stock and any other class or series we may issue in the future ranking junior to the Preferred Stock as to payment of dividends and/or distribution of assets upon our liquidation, dissolution or winding-up;

•    equally with any series of preferred stock we may issue in the future ranking equal to the Preferred Stock as to payment of dividends and/or distribution of assets upon our liquidation, dissolution or winding-up; and

•    junior to any series of preferred stock we may issue in the future ranking senior to the Preferred Stock as to payment of dividends and/or distribution of assets upon our liquidation, dissolution or winding-up, and to all of our existing and future debt obligations.

Preemptive and conversion rights	Holders of the Preferred Stock will not have any preemptive or conversion rights.

Listing	We have applied to list the Preferred Stock on the NYSE under the symbol “CFR PrA”. If the application is approved, trading of the Preferred Stock on the NYSE is expected to commence within 30 days after the original issuance date of the Preferred Stock.

Tax consequences	The material U.S. federal income tax consequences of purchasing, owning and disposing of the Preferred Stock are described in “Material U.S. Federal Income Tax Considerations.” You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning our Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Use of proceeds

We expect to receive net proceeds from this offering of approximately $144.5 million after deducting underwriting discount and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to repurchase $144.0 million of shares of our common stock pursuant to an accelerated share repurchase agreement we have entered into on the date of this prospectus supplement with Goldman, Sachs & Co. Under the terms of the agreement, we will pay $144.0 million to Goldman, Sachs & Co. on February 15, 2013 and in exchange will receive shares of our common stock, with the substantial majority of shares expected to be delivered on February 15, 2013 and any additional shares expected to be delivered upon completion of the program. The total number of shares that we will receive and the consideration paid ultimately will be determined based on the volume-weighted daily average price of our common stock during the repurchase program.

Conflicts of Interest

Goldman, Sachs & Co., one of the joint book-running managers of this offering, will receive 5% or more of the net proceeds of this offering by reason of our use of the proceeds of this offering as described under “Use of Proceeds” on page S-16, and is deemed to have a “conflict of interest” under Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. Goldman, Sachs & Co. will not confirm sales of the Preferred Stock to any account over which it exercises discretionary authority without the prior written approval of the customer.

Transfer agent, paying agent and registrar	Computershare Shareowner Services LLC

SUMMARY SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

The following selected consolidated condensed financial information for the Corporation:

•

as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010, is derived from our audited consolidated financial statements and related notes incorporated by reference herein; and

•

as of December 31, 2010, 2009 and 2008 and for the years ended December 31, 2009 and 2008, is derived from our audited consolidated financial statements and related notes, none of which are incorporated by reference herein.

Certain items in prior financial statements have been reclassified to conform to the current presentation. Mutual fund and investment management fees previously reported as a component of other charges, commissions and fees are now included with trust fees and reported as trust and investment management fees in the consolidated statements of income. In addition, interchange and debit card transaction fees (including automated teller machine fees) previously reported as components of service charges on deposit accounts; other charges, commissions and fees; or other non-interest income are now reported as interchange and debit card transaction fees in the consolidated statements of income.

In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. This information should be read in conjunction with our consolidated financial statements and the related notes thereto and other detailed information in our Annual Report on Form 10-K for the year ended December 31, 2012. Dollar amounts, except per share data, and common shares outstanding are in thousands.

	Year Ended December 31,
	2012	2011	2010	2009	2008
Consolidated Statements of Income
Interest income:
Loans, including fees	$401,364	$397,855	$409,651	$432,222	$504,680
Securities	225,844	218,744	202,713	188,446	167,044
Interest-bearing deposits	4,300	6,357	4,901	2,161	429
Federal funds sold and resell agreements	104	61	74	207	3,498

Total interest income	631,612	623,017	617,339	623,036	675,651

Interest expense:
Deposits	18,099	22,179	29,973	56,015	104,871
Federal funds purchased and repurchase agreements	140	312	437	1,052	12,954
Junior subordinated deferrable interest debentures	6,806	6,783	6,982	7,231	6,972
Subordinated notes payable and other borrowings	1,706	11,967	16,488	22,059	16,829

Total interest expense	26,751	41,241	53,880	86,357	141,626

Net interest income	604,861	581,776	563,459	536,679	534,025
Provision for loan losses	10,080	27,445	43,611	65,392	37,823

Net interest income after provision for loan losses	594,781	554,331	519,848	471,287	496,202

Non-interest income:
Trust and investment management fees	83,317	78,297	72,321	69,933	76,424
Service charges on deposit accounts	83,392	86,125	91,025	96,525	82,526
Insurance commissions and fees	39,948	35,421	34,015	33,096	32,904
Interchange and debit card transaction fees	16,933	29,625	30,542	26,248	23,959
Other charges, commissions and fees	30,180	27,750	25,380	23,826	32,726
Net gain (loss) on securities transactions	4,314	6,414	6	(1,260)	(159)
Other	30,703	26,370	28,744	45,338	38,942

Total non-interest income	288,787	290,002	282,033	293,706	287,322

	Year Ended December 31,
	2012	2011	2010	2009	2008

Non-interest expense:
Salaries and wages	258,752	252,028	239,589	230,643	225,943
Employee benefits	57,635	52,939	52,352	55,224	47,219
Net occupancy	48,975	46,968	46,166	44,188	40,464
Furniture and equipment	55,279	51,469	47,651	44,223	37,799
Deposit insurance	11,087	12,714	20,451	25,812	4,597
Intangible amortization	3,896	4,387	5,125	6,537	7,906
Other	139,469	137,593	124,207	125,611	122,717

Total non-interest expense	575,093	558,098	535,541	532,238	486,645

Income before income taxes	308,475	286,235	266,340	232,755	296,879
Income taxes	70,523	68,700	57,576	53,721	89,624

Net income	$237,952	$217,535	$208,764	$179,034	$207,255

	Year Ended December 31,
	2012	2011	2010	2009	2008
Per Common Share Data
Net income—basic	$3.87	$3.55	$3.44	$3.00	$3.51
Net income—diluted	3.86	3.54	3.44	3.00	3.50
Cash dividends declared and paid	1.90	1.83	1.78	1.71	1.66
Book value	39.32	37.27	33.74	31.55	29.68

Common Shares Outstanding
Period-end	61,479	61,264	61,108	60,038	59,416
Weighted-average shares—basic	61,298	61,101	60,411	59,456	58,846
Dilutive effect of stock compensation	345	177	175	58	324
Weighted-average shares—diluted	61,643	61,278	60,586	59,514	59,170

Performance Ratios
Return on average assets	1.14%	1.17%	1.21%	1.14%	1.51%
Return on average equity	10.03	10.01	10.30	9.78	13.11
Net interest income to average earning assets	3.59	3.88	4.08	4.23	4.67
Dividend pay-out ratio	49.11	51.58	51.75	57.05	47.36

Balance Sheet Data
Period-end:
Loans	$9,223,848	$7,995,129	$8,117,020	$8,367,780	$8,844,082
Earning assets	21,148,475	18,497,987	15,806,350	14,437,267	13,001,103
Total assets	23,124,069	20,317,245	17,617,092	16,288,038	15,034,142
Non-interest-bearing demand deposits	8,096,937	6,672,555	5,360,436	4,645,802	4,152,348
Interest-bearing deposits	11,400,429	10,084,193	9,118,906	8,667,508	7,356,589
Total deposits	19,497,366	16,756,748	14,479,342	13,313,310	11,508,937
Long-term debt and other borrowings	223,719	223,738	373,757	392,646	392,661
Shareholders’ equity	2,417,482	2,283,537	2,061,680	1,894,424	1,763,527

Average:
Loans	$8,456,818	$8,042,968	$8,125,150	$8,652,563	$8,314,265
Earning assets	19,015,707	16,769,028	15,333,348	13,803,919	11,868,262
Total assets	20,826,885	18,568,967	17,186,572	15,701,960	13,684,531
Non-interest-bearing demand deposits	7,021,927	5,738,982	5,023,780	4,258,484	3,614,747
Interest-bearing deposits	10,270,173	9,483,633	9,023,839	8,161,143	6,916,372
Total deposits	17,292,100	15,222,615	14,047,619	12,419,627	10,531,119
Long-term debt and other borrowings	223,728	310,870	382,651	576,161	394,763
Shareholders’ equity	2,372,745	2,172,096	2,027,699	1,831,133	1,580,311

Asset Quality
Allowance for loan losses	$104,453	$110,147	$126,316	$125,309	$110,244
Allowance for loan losses to period-end loans	1.13%	1.38%	1.56%	1.5%	1.25%
Net loan charge-offs	$15,774	$43,614	$42,604	$50,327	$19,918
Net loan charge-offs to average loans	0.19%	0.54%	0.52%	0.58%	0.24%
Non-performing assets	$105,246	$120,946	$164,950	$180,179	$78,040
Non-performing assets to:
Total loans plus foreclosed assets	1.14%	1.51%	2.03%	2.14%	0.88%
Total assets	0.46	0.60	0.94	1.11	0.52

	Year Ended December 31,
	2012	2011	2010	2009	2008

Consolidated Capital Ratios
Tier 1 risk-based capital ratio	13.68%	14.38%	13.82%	11.91%	10.30%
Total risk-based capital ratio	15.11	16.24	15.91	14.19	12.58
Leverage ratio	8.28	8.66	8.68	8.50	8.80
Average shareholders’ equity to average total assets	11.39	11.70	11.80	11.66	11.55

CONSOLIDATED EARNINGS RATIOS

Our consolidated ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Years Ended December 31,
	2012	2011	2010	2009	2008
Ratio of Earnings to Fixed Charges*
Excluding interest on deposits	20.77	12.77	9.96	7.56	7.96
Including interest on deposits	10.15	7.16	5.46	3.54	3.01

*	During these periods, Cullen/Frost had no outstanding shares of preferred stock. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 is not different from the ratio of earnings to fixed charges for those periods.

The ratio of earnings to fixed charges is calculated in accordance with SEC requirements and computed by dividing earnings by the aggregate of fixed charges. For purposes of computing these ratios, earnings consist of net income before extraordinary items plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, consist of interest expense on borrowings and securities sold under repurchase agreements.

RISK FACTORS

An investment in the Preferred Stock involves certain risks. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2012, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our Preferred Stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Relating to the Preferred Stock

The Preferred Stock will be an equity security and will be subordinate to our existing and future indebtedness.

The shares of Preferred Stock will be equity interests in Cullen/Frost and will not constitute indebtedness. This means that the Preferred Stock will rank junior to all existing and future indebtedness and other non-equity claims on Cullen/Frost with respect to assets available to satisfy claims on Cullen/Frost, including claims in the event of our liquidation. As of December 31, 2012, Cullen/Frost’s indebtedness was approximately $223.7 million, and Cullen/Frost may incur additional indebtedness in the future. Cullen/Frost’s existing and future indebtedness may restrict payment of dividends on the Preferred Stock. Further, the Preferred Stock will place no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Risk Factors—Holders of the Preferred Stock will have limited voting rights.”

Our results of operations and our ability to fund dividend payments on the Preferred Stock and all payments on our other obligations depend upon the results of operations of our subsidiaries.

We are a holding company that conducts substantially all of our operations through Frost Bank and its subsidiaries. As a result, our ability to make dividend payments on the Preferred Stock will depend primarily upon the receipt of dividends and other distributions from Frost Bank.

Various federal and/or state laws and regulations limit the amount of dividends that Frost Bank and certain non-bank subsidiaries may pay to Cullen/Frost. Under the foregoing dividend restrictions, and while maintaining its “well-capitalized” status, at December 31, 2012, Frost Bank could pay aggregate dividends of up to $306.5 million to Cullen/Frost without obtaining prior regulatory approval. This amount is not necessarily indicative of amounts that may be paid or available to be paid in future periods. In the event Frost Bank is unable to pay dividends to Cullen/Frost, Cullen/Frost may not be able to service debt, pay obligations or pay dividends on the Preferred Stock and the Corporation’s common stock. The inability to receive dividends from Frost Bank could have a material adverse effect on the Corporation’s business, financial condition and results of operations.

In addition, our right to participate in any distribution of assets of our subsidiaries upon its liquidation or otherwise, and thus your ability as a holder of Preferred Stock to benefit indirectly from such distribution, will be subject to the prior claims of depositors and other creditors of our subsidiaries, except to the extent that any of our claims as a creditor of our subsidiaries may be recognized. As a result, the Preferred Stock will effectively be subordinated to all existing and future liabilities and obligations of our subsidiaries.

As of December 31, 2012, Frost Bank’s total deposits and borrowings were approximately $19.5 billion and $561.1 million, respectively.

Our ability to declare and pay dividends is subject to statutory and regulatory restrictions.

We are subject to statutory and regulatory limitations on our ability to declare and pay dividends on the Preferred Stock. In particular, while the impact of many of its provisions are not yet known, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires federal banking agencies to establish more stringent risk-based capital guidelines and leverage limits applicable to banks and bank holding companies, and especially those institutions with consolidated assets equal to or greater than $50 billion. In June 2012, the Federal Reserve issued three proposed rules (the “Proposed Rules”) that would substantially revise its current capital rules and implement the Basel Committee on Banking Supervision’s December 2010 regulatory capital reforms, known as Basel III. The Proposed Rules set forth the proposed criteria for qualifying additional Tier 1 capital instruments consistent with Basel III, including the requirement that any dividends on such instruments only be paid out of the banking organization’s net income and retained earnings. Such provisions could adversely affect our ability to pay dividends or may result in additional limitations on our ability to pay dividends on shares of the Preferred Stock.

In addition, Cullen/Frost and Frost Bank are subject to other regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine under certain circumstances relating to the financial condition of a bank holding company or a bank that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The Federal Reserve has stated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsafe and unsound banking practice and that banking organizations should generally pay dividends only out of current operating earnings. In addition, in the current financial and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy and has discouraged payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong.

These limitations are in addition to state law requirements restricting the payment of dividends that would cause us to be insolvent or not to satisfy certain requirements that we maintain adequate surplus.

The Preferred Stock may be junior in rights and preferences to our future preferred stock.

We may in the future create and issue additional shares of preferred stock ranking senior to the Preferred Stock as to dividends and/or distribution of assets upon our liquidation, dissolution or winding up with the requisite consent of the holders of the Preferred Stock and other parity stock entitled to vote thereon. The terms of any of our future preferred stock which by its terms is expressly senior to the Preferred Stock may restrict dividend payments on the Preferred Stock. This could result in dividends on the Preferred Stock not being paid.

Dividends on the Preferred Stock will be discretionary and non-cumulative.

Dividends on the Preferred Stock will be discretionary and non-cumulative. Consequently, if our board of directors or a duly authorized committee of the board does not authorize and declare a dividend for any dividend period prior to the related dividend payment date, holders of the Preferred Stock will not be entitled to receive a dividend for that dividend period, and the unpaid dividend will cease to accrue and be payable. We will have no obligation to pay dividends accrued for a dividend period after the dividend payment date for that period if our board of directors or a duly authorized committee of the board has not declared a dividend before the related dividend payment date, whether or not dividends on the Preferred Stock or any other series of our preferred stock or our common stock are declared for any future dividend period.

In addition, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of preferred stock like the Preferred Stock, (1) dividends will be payable only if declared by our board of directors or a duly authorized committee of the board and (2) dividends will not accumulate if they are not declared. As a bank holding company, our ability to declare and pay dividends is also dependent on certain federal regulatory considerations.

The Preferred Stock may be redeemed at our option, and you may not be able to reinvest the redemption price you receive in a similar security.

Subject to the approval of the Federal Reserve (if then required), at our option, we may redeem the Preferred Stock at any time, either in whole or in part, on any dividend payment date on or after March 15, 2018. We may also redeem the Preferred Stock at our option, subject to the approval of the Federal Reserve (if then required), at any time, in whole, but not in part, within 90 days following the occurrence of a “regulatory capital treatment event”, such as a proposed change in law or regulation after the initial issuance date with respect to whether the Preferred Stock qualifies as a Tier 1 capital instrument. It is possible that the Preferred Stock may not satisfy the criteria for qualifying additional Tier 1 capital instruments consistent with Basel III as set forth in any final rules adopted by the Federal Reserve. As a result, in addition to other circumstances that may constitute a regulatory capital treatment event, if the Federal Reserve revises and replaces its current capital rules with final risk-based and leverage capital requirements implementing Basel III, there could be a regulatory capital treatment event whereby we would have the right, subject to prior approval of the Federal Reserve, to redeem the Preferred Stock in accordance with its terms prior to March 15, 2018 at a redemption price equal to $25 per share plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid dividends (whether or not declared) for the then-current dividend period prior to but excluding the redemption date.

If we redeem the Preferred Stock for any reason, you may not be able to reinvest the redemption price you receive in a similar security. See “Description of the Preferred Stock—Redemption” for more information on redemption of the Preferred Stock.

Holders should not expect us to redeem the Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

The Preferred Stock will be a perpetual equity security. This means that it will have no maturity or mandatory redemption date and will not be redeemable at the option of the holders. The Preferred Stock may be redeemed by us at our option, either in whole or in part, on any dividend payment date on or after March 15, 2018 or in whole, but not in part, at any time within 90 days of the occurrence of a regulatory capital treatment event as described herein. It is possible that the Preferred Stock may not satisfy the criteria for qualifying additional Tier 1 capital instruments consistent with Basel III as set forth in any final rules adopted by the Federal Reserve. As a result, in addition to other circumstances that may constitute a regulatory capital treatment event, if the Federal Reserve revises and replaces its current capital rules with the Proposed Rules, there could be a regulatory capital treatment event whereby we would have the right, subject to prior approval of the Federal Reserve, to redeem the Preferred Stock in accordance with its terms prior to March 15, 2018 at a redemption price equal to $25 per share plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid dividends (whether or not declared) for the then-current dividend period prior to but excluding the redemption date. Any decision we may make at any time to propose a redemption of the Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity and general market conditions at that time.

Our right to redeem the Preferred Stock will also be subject to limitations. Under the Federal Reserve’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the Preferred Stock will be subject to prior approval by the Federal Reserve. We cannot assure you that the Federal Reserve will approve any redemption of the Preferred Stock that we may propose. There also can be no assurance that, if we propose to redeem the Preferred Stock without replacing it with Tier 1 capital that is not a restricted core capital element, the Federal Reserve will authorize redemption. We understand that the factors that the Federal Reserve will consider in evaluating a proposed redemption, or a request that we be permitted to redeem the Preferred Stock without replacing it with Tier 1 capital that is not a restricted core capital element, include its evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, and other supervisory considerations, although the Federal Reserve may change these factors at any time. These limitations are in addition to state law requirements that we not effect any redemption that would cause us to be insolvent or not to satisfy certain requirements that we maintain adequate surplus.

If we are deferring payments on our outstanding junior subordinated notes or are in default under the indentures governing those securities, we will be prohibited from making distributions on or redeeming the Preferred Stock.

The terms of our outstanding junior subordinated notes prohibit us from declaring or paying any dividends or distributions on our preferred stock, including the Preferred Stock, or redeeming, purchasing, acquiring or making a liquidation payment on the Preferred Stock, if an event of default under the indentures governing those junior subordinated notes has occurred and is continuing or at any time when we have deferred payment of interest on those junior subordinated notes.

Offerings of debt, which would be senior to our Preferred Stock upon liquidation, may adversely affect the market price of our Preferred Stock.

We may attempt to increase our capital resources or, if our or Frost Bank’s regulatory capital ratios fall below the required minimums, we or Frost Bank could be forced to raise additional capital by making additional offerings of debt or equity securities, including senior or subordinated notes, preferred stock and common stock. Upon liquidation, holders of our debt securities and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our Preferred Stock. This may cause the market price of the Preferred Stock to decline.

Holders of the Preferred Stock will have limited voting rights.

Holders of the Preferred Stock will have no voting rights with respect to matters that generally require the approval of voting shareholders. Holders of the Preferred Stock will have voting rights only with respect to authorizing or increasing the authorization of senior stock, certain changes in the terms of the Preferred Stock, certain dividend non-payments and as otherwise required by applicable law. See “Description of the Preferred Stock—Voting Rights.”

You may find it difficult to sell your Preferred Stock.

The Preferred Stock will have no established trading market. We have applied to list the Preferred Stock on the NYSE under the symbol “CFR PrA”. However, there is no guarantee that we will be able to list the Preferred Stock. If approved, we expect trading of the Preferred Stock on the NYSE to begin within 30 days after the original issuance date. Even if the Preferred Stock is listed, there may be little or no secondary market for the Preferred Stock. Even if a secondary market for the Preferred Stock develops, it may not provide significant liquidity, and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial.

General market conditions and unpredictable factors could adversely affect market prices for the Preferred Stock.

Future trading prices of the Preferred Stock will depend on many factors, including:

•	whether we declare or fail to declare dividends on the Preferred Stock from time to time;

•	our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of our competitors;

•	our creditworthiness;

•	the ratings given to our securities by credit rating agencies, including the ratings given to the Preferred Stock;

•	prevailing interest rates;

•	economic, financial, geopolitical, regulatory or judicial events affecting us or the financial markets generally; and

•	the market for similar securities.

Accordingly, the Preferred Stock may trade at a discount to the price per share paid for such shares even if a secondary market for the Preferred Stock develops.

USE OF PROCEEDS

We expect net proceeds of this offering, after deducting the underwriting discount and commissions and estimated offering expenses payable by us, will be approximately $144.5 million.

We intend to use the net proceeds from this offering to repurchase $144.0 million of shares of our common stock pursuant to an accelerated share repurchase agreement we have entered into on the date of this prospectus supplement with Goldman, Sachs & Co. Under the terms of the agreement, we will pay $144.0 million to Goldman, Sachs & Co. on February 15, 2013 and in exchange will receive shares of our common stock, with the substantial majority of shares expected to be delivered on February 15, 2013 and any additional shares expected to be delivered upon completion of the program. The number of shares that we will receive and the consideration paid ultimately will be determined based on the volume-weighted daily average price of our common stock during the repurchase program. Goldman, Sachs & Co., one of the joint book-running managers of this offering, may receive 5% or more of the net proceeds of this offering by reason of our use of the proceeds of this offering in accordance with the accelerated share repurchase agreement. See “Underwriting; Conflicts of Interest—Conflicts of Interest” on page S-38.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2012, on an actual basis and as adjusted to give effect to the net proceeds of $144.5 million from the issuance and sale of 6,000,000 shares of Preferred Stock offered hereby after deduction of underwriting discount and commissions and estimated offering expenses payable by us, and the application of net proceeds from this offering.

The following table should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2012
	($ in thousands)
	Actual	As Adjusted
Short term debt
Federal funds purchased and repurchase agreements	$561,061	$561,061

Total short term debt	561,061	561,061

Long term debt
Federal Home Loan Bank advances	7	7
Junior subordinated deferrable interest debentures	123,712	123,712
Other borrowings	100,000	100,000

Total long term debt	223,719	223,719

Shareholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized; no shares issued and outstanding on an actual basis; 6,000,000 shares of Series A Preferred stock ($25 liquidation value) issued and outstanding on an as adjusted basis	—	144,531
Common stock, $0.01 par value, 210,000,000 shares authorized; 61,479,189 shares issued and outstanding as of December 31, 2012 on an actual basis, and 61,479,189 shares issued and 59,029,793 shares outstanding on an as adjusted basis(1)	615	615
Additional paid-in capital	702,968	702,968
Retained earnings	1,475,851	1,475,851
Accumulated other comprehensive income	238,048	238,048
Treasury stock, at cost, no shares on an actual basis, and 2,449,396 shares on an as adjusted basis(1)	—	(144,000)

Total shareholders’ equity	2,417,482	2,418,013	(1)

Total capitalization	$3,202,262	$3,202,793	(1)

(1)	Amounts shown above reflect the application of the net proceeds of this offering to repurchase shares of our common stock pursuant to an accelerated share repurchase agreement that we have entered into on the date of this prospectus supplement with Goldman, Sachs & Co., assuming the repurchase of $144.0 million of shares of our common stock at a repurchase price of $58.79 per share (the weighted average closing price per share over the past 30 days). The total number of shares of our common stock that we will receive and the consideration paid ultimately will be determined upon final settlement, based on the volume-weighted daily average price of our common stock during the repurchase program. See “Use of Proceeds” on page S-16.

REGULATORY MATTERS

Cullen/Frost is a legal entity separate and distinct from Frost Bank and its other subsidiaries. As a financial holding company and a bank holding company, Cullen/Frost is regulated under the Bank Holding Company Act of 1956, as amended (“BHC Act”), and its subsidiaries are subject to inspection, examination and supervision by the Federal Reserve. The BHC Act provides generally for “umbrella” regulation of financial holding companies such as Cullen/Frost by the Federal Reserve, and for functional regulation of banking activities by bank regulators, securities activities by securities regulators, and insurance activities by insurance regulators. The Federal Reserve examines us periodically and prepares reports for the consideration of our board of directors on any operating deficiencies that they may identify. While the Federal Reserve historically has expected bank holding companies to act as a source of strength to their bank subsidiaries, effective July 21, 2011, we are required by the Dodd-Frank Act to act as a source of strength for Frost Bank and for any other depository institution subsidiary of ours in the future.

Cullen/Frost is also under the jurisdiction of the SEC and is subject to the disclosure and regulatory requirements of the Securities Act of 1933, as amended, and the Exchange Act, as administered by the SEC. Cullen/Frost’s common stock is listed on the NYSE under the trading symbol “CFR”, and we are subject to the rules of the NYSE for listed companies.

On June 22, 2012, Frost Bank, the sole banking subsidiary of Cullen/Frost, became a Texas state chartered bank and a member of the Federal Reserve System. Accordingly, the Texas Department of Banking and the Federal Reserve are now the primary regulators of Frost Bank, and Frost Bank is no longer regulated by the OCC.

Many of the Corporation’s non-bank subsidiaries also are subject to regulation by the Federal Reserve and other federal and state agencies.

There are numerous governmental requirements and regulations that affect our business activities. For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to Cullen/Frost, please refer to our Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference in this prospectus supplement, and any subsequent reports we file with the SEC that are incorporated by reference in this prospectus supplement. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders, such as holders of the Preferred Stock. As a result of this regulatory framework, our earnings are affected by actions of the Federal Reserve, the FDIC and the Texas Department of Banking, among other factors. A change in applicable statutes, regulations or regulatory policy may have a material adverse effect on our business and the Preferred Stock.

DESCRIPTION OF THE PREFERRED STOCK

This summary contains a description of the material terms of the Preferred Stock, and it is qualified in its entirety by reference to the pertinent sections of our restated certificate of formation, including the certificate of designations creating the Preferred Stock, and the applicable provisions of the Texas Business Organizations Code and federal law governing bank holding companies.

General

Our restated certificate of formation authorizes us to issue 10,000,000 shares of preferred stock in one or more series and authorizes our board of directors or a duly authorized committee of the board to fix the number of shares and determine the rights, preferences, privileges and restrictions of any such series of preferred stock. As of the date of this prospectus supplement, we have no issued and outstanding series of preferred stock.

The Preferred Stock represents a single series of our authorized preferred stock. We are offering 6,000,000 shares of the Preferred Stock in the aggregate by this prospectus supplement. Upon issuance of the Preferred Stock and receipt of payment therefor, the shares of the Preferred Stock will be validly issued, fully paid and nonassessable.

We reserve the right to re-open this series of Preferred Stock and issue additional shares of the Preferred Stock either through public or private sales at any time and from time to time without notice to or the consent of holders of the Preferred Stock; provided that any such additional shares of Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code and such additional shares of Preferred Stock are otherwise treated as fungible with the Preferred Stock offered hereby for U.S. federal income tax purposes. The additional shares would form a single series with the Preferred Stock offered by this prospectus supplement.

The Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of our stock or other securities and will not be subject to any sinking fund or other obligation to redeem or repurchase. The Preferred Stock represents non-withdrawable capital, will not be an account of an insurable type, and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

Ranking

The Preferred Stock will rank, as to the payment of dividends and/or distribution of assets upon our liquidation, dissolution, or winding-up:

•

senior to our common stock and any other class or series of shares we may issue in the future ranking junior to the Preferred Stock as to payment of dividends and/or distribution of assets upon our liquidation, dissolution or winding-up;

•

equally with any series of preferred stock we may issue in the future ranking equal to the Preferred Stock as to payment of dividends and/or distribution of assets upon our liquidation, dissolution or winding-up; and

•

junior to any series of preferred stock we may issue in the future ranking senior to the Preferred Stock as to payment of dividends and/or distribution of assets upon our liquidation, dissolution or winding-up, and to all of our existing and future debt obligations.

Dividends

Holders of the Preferred Stock will be entitled to receive, when, as and if declared by our board of directors or a duly authorized committee of the board out of funds legally available therefor, non-cumulative cash dividends on the liquidation preference amount of $25 per share from and including the date of original issuance, at a rate of 5.375% per annum. Dividends on the Preferred Stock will be payable quarterly in arrears on March 15, June 15, September 15, and December 15 of each year, beginning on June 15, 2013, with respect to the quarterly dividend period (or portion thereof) ending on the day preceding such respective dividend payment date. Dividends will be payable to holders of record at 5:00 p.m., New York City time, on the 15th calendar day before such dividend payment date or such other record date not more than 60 nor less than 10 days preceding such dividend payment date fixed for that purpose by our board of directors or a duly authorized committee of the board in advance of payment of each particular dividend.

A dividend period for the Preferred Stock is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period of the Preferred Stock issued as part of this offering will commence on and include the date we first issue shares of Preferred Stock. The dividend payable per share of Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. If a dividend payment date is not a business day, the appropriate dividend will be paid on the first business day following that day without adjustment. A “business day” means each weekday on which banking institutions in New York, New York are not authorized or obligated by law, regulation or executive order to close.

Dividends on the Preferred Stock will not be cumulative. If dividends are not declared on the Preferred Stock for payment on any dividend payment date, those dividends will not accumulate or be payable and will cease to accrue, and we will have no obligation to pay a dividend for that dividend period on the applicable dividend payment date or at any time in the future, whether or not our board of directors or a duly authorized committee of the board declares a dividend on the Preferred Stock or any other series of our preferred stock or common stock for any future dividend period.

Dividends on the Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

Dividends on any shares of Preferred Stock called for redemption will cease to accrue on the redemption date for such shares or upon such earlier date as is specified below under “—Redemption—Procedures.”

During any dividend period, so long as any share of Preferred Stock remains outstanding and except as otherwise provided in the next succeeding paragraph, (i) no dividend may be paid, declared or set apart for any payment on and no distribution shall be made on any Dividend Junior Stock (as defined below) (other than a dividend payable solely in stock that ranks junior to the Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding-up) and (ii) no shares of Dividend Junior Stock or Dividend Parity Stock (as defined below) shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, unless full dividends on all outstanding shares of the Preferred Stock for the most recently completed quarterly dividend period have been declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set apart for such payment) and any prior redemption requirements with respect to shares of the Preferred Stock have been complied with. As used in this prospectus supplement, “Dividend Junior Stock” refers to our common stock and any other class or series of our capital stock over which the Preferred Stock has preference or priority in the payment of current dividends. As used in this prospectus supplement, “Dividend Parity Stock” means any other class or series of our capital stock that ranks on a parity with the Preferred Stock in the payment of current dividends.

The limitations on dividends and other distributions described in the paragraph above shall not apply to:

•	redemptions, purchases or other acquisitions of shares of Dividend Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business;

•

purchases or other acquisitions by any broker-dealer subsidiary of Cullen/Frost solely for the purpose of market making, stabilization or customer facilitation transactions in Dividend Junior Stock or Dividend Parity Stock in the ordinary course of its business;

•	purchases by any broker-dealer subsidiary of Cullen/Frost of our capital stock for resale pursuant to an offering by us of such capital stock underwritten by such broker-dealer subsidiary;

•	any dividends or distributions of rights or Dividend Junior Stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan;

•

the acquisition by us or any of our subsidiaries of record ownership in Dividend Junior Stock or Dividend Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians; and

•

the exchange or conversion of (i) Dividend Junior Stock for or into other Dividend Junior Stock or (ii) Dividend Parity Stock for or into other Dividend Parity Stock (with the same or lesser aggregate liquidation preference) or Dividend Junior Stock, and, in each case, the payment of cash solely in lieu of fractional shares.

When dividends are not paid in full upon the shares of Preferred Stock and any Dividend Parity Stock, all dividends declared upon shares of the Preferred Stock and all Dividend Parity Stock shall be shared ratably by the holders of Preferred Stock and any Dividend Parity Stock, based on the ratio between the then-current dividends due on shares of Preferred Stock and (i) in the case of any series of non-cumulative Dividend Parity Stock, the aggregate of the current and unpaid dividends due on such series of preferred stock and (ii) in the case of any series of cumulative Dividend Parity Stock, the aggregate of the current and unpaid dividends and any accumulated and unpaid dividends due on such series of preferred stock.

To the extent a dividend period with respect to any Dividend Parity Stock coincides with more than one dividend period with respect to the Preferred Stock, for purposes of the preceding three paragraphs the board of directors shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the Preferred Stock or in any other manner that it deems to be fair and equitable.

Subject to the restrictions described above, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by our board of directors or a duly authorized committee of the board, may be declared and paid on our common stock and other stock ranking equally with or junior to the Preferred Stock from time to time out of any assets legally available for such payment in amounts permitted by applicable regulatory authorities, and the holders of the Preferred Stock will not be entitled to participate in those dividends.

Redemption

The Preferred Stock will not be subject to any mandatory redemption, sinking fund, or other similar provisions. The holders of Preferred Stock will not have the right to require the redemption or repurchase of the Preferred Stock.

Optional Redemption

We may redeem shares of the Preferred Stock on any dividend payment date on or after March 15, 2018, in whole or in part, from time to time, at a redemption price equal to $25 per share, plus any declared and unpaid dividends on the shares of Preferred Stock called for redemption for prior dividend periods and accrued but unpaid dividends (whether or not declared) for the then-current dividend period prior to but excluding the redemption date. Redemption of the Preferred Stock is subject to our receipt of any required prior approvals from the Federal Reserve and to the satisfaction of any conditions set forth in the capital or other guidelines or regulations of the Federal Reserve applicable to the redemption of the Preferred Stock.

Redemption Following a Regulatory Capital Treatment Event

We may redeem shares of the Preferred Stock at our option at any time within 90 days following a regulatory capital treatment event, in whole but not in part, at a price equal to $25 per share, plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid dividends (whether or not declared) for the then-current dividend period prior to but excluding the redemption date. Redemption of the Preferred Stock is subject to our receipt of any required prior approvals from the Federal Reserve and to the satisfaction of any conditions set forth in the capital or other guidelines or regulations of the Federal Reserve applicable to the redemption of the Preferred Stock.

A “regulatory capital treatment event” means our good faith determination that, as a result of (i) any amendment to, or change in, the laws, regulations or guidelines of the United States or any political subdivision of the United States, or any agency or instrumentality thereof that is enacted or becomes effective after the initial issuance of any share of Preferred Stock; (ii) any proposed change in those laws, regulations or guidelines that is announced or becomes effective after the initial issuance of any share of Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, regulations or guidelines that is announced after the initial issuance of any share of Preferred Stock, there is more than an insubstantial risk that we will not be entitled to treat the full liquidation preference amount of $25 per share of the Preferred Stock then outstanding as “Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for as long as any share of Preferred Stock is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to us as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

Procedures

If we redeem shares of the Preferred Stock, we will provide notice by first class mail (or, if the Preferred Stock is issued or held in book-entry form through DTC or another facility, in accordance with the procedures of such facility) to the holders of record of the shares of Preferred Stock to be redeemed. Such notice will be provided not less than 30 days and not more than 60 days prior to the date fixed for the redemption. Each notice of redemption will include a statement setting forth:

•	the redemption date;

•

the number of shares of the Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of the Preferred Stock to be redeemed from the holder;

•	the redemption price; and

•	the place or places where the certificates representing those shares are to be surrendered for payment of the redemption price.

In case of any redemption of only part of the shares of Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot or in such other manner as our board of directors or a duly authorized committee of the board may determine to be fair and equitable. Subject to the provisions hereof, our board of directors or a duly authorized committee of the board shall have full power and authority to prescribe the terms and conditions upon which shares of Preferred Stock shall be redeemed from time to time.

If notice of redemption has been duly given and if on or before the redemption date specified in the notice we have set aside all funds necessary for the redemption, in trust with a bank or trust company appointed and acting as our transfer agent, for the pro rata benefit of the holders of record of the shares called for redemption then, notwithstanding that any certificate for any share called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all such shares called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall cease and terminate on such redemption date, except the right of the holders thereof to receive the amount payable on such redemption from the funds set aside in trust, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to Cullen/Frost, after which time the holders of the shares so called for redemption may look only to Cullen/Frost for payment of the redemption price of such shares.

Liquidation Rights

In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock will be entitled to receive liquidating distributions of $25 per share, together with an amount equal to all dividends (if any) that have been declared on the Preferred Stock but not paid prior to such date of payment, before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Preferred Stock with respect to the distribution of assets. If we fail to pay in full all amounts payable, including declared but unpaid dividends, with respect to the Preferred Stock and any stock having the same rank as the Preferred Stock with respect to the distribution of assets, the holders of the Preferred Stock and that other stock will share in any distribution of assets in proportion to the respective aggregate liquidation preferences to which they are entitled including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). After the holders of the Preferred Stock and any stock having the same rank as the Preferred Stock are paid in full, they will have no right or claim to any of our remaining assets.

Neither the sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or any part of our property or business nor a merger or consolidation by us with or into any other entity will be considered a dissolution, liquidation or winding-up of our business or affairs.

Voting Rights

The Preferred Stock will have no voting rights, except as provided below or as otherwise specifically required by Texas law. On any matter in which holders of Preferred Stock are entitled to vote, including when acting by written consent, each holder of Preferred Stock will have one vote per share, except as to votes upon a Nonpayment Event (as defined below) in which case the Preferred Stock will have voting rights in proportion to its liquidation preference.

Right to Elect Two Directors upon a Nonpayment Event

Whenever dividends payable on the shares of Preferred Stock (whether or not declared) have not been paid in an aggregate amount equal to full dividends for six or more quarterly dividend periods, whether or not consecutive (a “Nonpayment Event”), the authorized number of our directors will automatically be increased by two. The holders of the Preferred Stock will have the right, together with holders of any other series of preferred stock on which similar voting rights have been conferred and are exercisable with respect to the matter (i.e., on which dividends likewise have not been paid) (“Voting Parity Stock”), voting together as a class in proportion to their respective liquidation preferences, by a plurality of the votes cast, to elect two directors, which we refer to as “Preferred Stock Directors”, to fill such newly created directorships. Our board of directors shall at no time include more than two such Preferred Stock Directors, including all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to voting rights.

In the event that the holders of Preferred Stock and any Voting Parity Stock shall be entitled to vote for the election of Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected at a special meeting called at the request of record holders owning shares representing at least 20% of the combined liquidation preference of all shares of Preferred Stock and each series of Voting Parity Stock then outstanding, voting together as a single class in proportion to their respective liquidation preferences (unless the request for a special meeting is received less than 90 days before the date fixed for our next annual or special meeting of our shareholders, in which event such election shall be held only at such next annual or special meeting of shareholders), and subsequently at each annual meeting of our shareholders. Any request to call a special meeting for the initial election of Preferred Stock Directors after a Nonpayment Event must be made by written notice, signed by the requisite holders of Preferred Stock and/or Voting Parity Stock, and delivered to our Corporate Secretary in person, by first class mail or in any other manner permitted by our certificate of formation or bylaws or by applicable law. If our Secretary fails to call a special meeting for the election of Preferred Stock Directors within 20 days of receiving proper notice, any holder of Preferred Stock may call such a meeting at our expense solely for the election of Preferred Stock Directors. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of our shareholders if such office shall not have been previously terminated as below provided.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of shares of Preferred Stock and Voting Parity Stock, representing at least a majority of the combined liquidation preference of the Preferred Stock and each series of Voting Parity Stock then outstanding, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). If any vacancy occurs among the Preferred Stock Directors, a successor will be elected by the then-remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by a plurality of the votes cast by the holders of the outstanding shares of Preferred Stock and Voting Parity Stock, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). The Preferred Stock Directors will be entitled to one vote per director on any matter that shall come before our board of directors for a vote.

When dividends have been paid in full on the Preferred Stock for at least four consecutive quarterly dividend periods, then the right of the holders of Preferred Stock to elect Preferred Stock Directors shall terminate (but will revest upon the occurrence of any future Nonpayment Event), and, if and when any rights of the holders of Preferred Stock and Voting Parity Stock to elect Preferred Stock Directors have terminated, the terms of office of all Preferred Stock Directors will immediately terminate; the number of directors constituting our board of directors will automatically be reduced accordingly.

If the holders of any class or series of preferred stock are or become entitled to vote for the election of directors, such class or series may be deemed a class of voting securities for federal bank regulatory purposes. In such case, it is possible that the acquisition or retention of shares, particularly where the result will be to entitle the holder to cast more than 5% of the votes with respect such class or series, may require such holder to obtain some form of federal bank regulatory approval or clearance.

Other Voting Rights

So long as any shares of Preferred Stock are outstanding, the vote or consent of the holders of at least 66 2/3% of the then-outstanding shares of Preferred Stock, voting separately as a single class, shall be necessary for effecting or validating:

•

any amendment, alteration or repeal of any provision of our certificate of formation (including the certificate of designations creating the Preferred Stock), or bylaws that would significantly and adversely affect the designations, preferences, limitations or relative rights of the Preferred Stock (provided that any amendment to authorize or create, or to increase the authorized amount of (x) any class or series of stock that does not rank senior to the Preferred Stock with respect to the payment of dividends and/or the distribution of assets upon our liquidation, dissolution or winding-up or (y) any securities (other than our capital stock) convertible into any class or series of stock that does not rank senior to the Preferred Stock with respect to either the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up shall not be deemed to significantly and adversely affect the designations, preferences, limitations or relative rights of the Preferred Stock);

•

any amendment or alteration of our certificate of formation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of our capital stock ranking senior to the Preferred Stock with respect to the payment of dividends and/or the distribution of assets upon our liquidation, dissolution or winding-up; or

•

any consummation of a binding share exchange or reclassification involving the Preferred Stock, or of a merger or consolidation of Cullen/Frost with or into another corporation or other entity, unless (x) the shares of Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which Cullen/Frost is not the surviving corporation, are converted into or exchanged for preference securities of the surviving corporation or other entity or of an entity controlling such surviving corporation or other entity that is an entity organized and existing under the laws of the United States, any state thereof or the District of Columbia and (y) the shares of Preferred Stock remaining outstanding or such new preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Preferred Stock.

The foregoing provisions will not apply if, at or prior to the time when any such vote or consent would otherwise be required, all outstanding shares of Preferred Stock have been redeemed or have been called for redemption upon proper notice, and sufficient funds have been set aside for such redemption.

Preemptive and Conversion Rights

The holders of the Preferred Stock do not have any preemptive rights. The Preferred Stock is not convertible into or exchangeable for property or shares of any other series or class of our capital stock.

Listing

We have applied to list the Preferred Stock on the NYSE under the symbol “CFR PrA”. If the application is approved, trading of the Preferred Stock on the NYSE is expected to commence within 30 days after the original issuance date of the Preferred Stock.

Transfer Agent, Paying Agent and Registrar

Computershare Shareowner Services LLC will be the transfer agent, paying agent and registrar for the Preferred Stock.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

We will issue the Preferred Stock under a book-entry system in the form of one or more global securities. We will register the Preferred Stock in the name of Cede & Co., as a nominee for DTC, or such other name as may be requested by an authorized representative of DTC. The global securities will be deposited with DTC.

Following the issuance of the Preferred Stock in book-entry only form, DTC will credit the accounts of its participants with the Preferred Stock upon our instructions. DTC or its nominee will thus be the only registered holder of the global securities representing the Preferred Stock.

Global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global securities may be held through the Euroclear System, or Euroclear, and Clearstream Banking, S.A., or Clearstream, each as indirect participants in DTC. Transfers of beneficial interests in the global securities will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, including, if applicable, those of Euroclear and Clearstream, which may change from time to time. DTC has advised us as follows: it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with it. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book entry transfers and pledges between participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants in DTC’s system include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to DTC’s system also is available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which we collectively call indirect participants. Persons that are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

DTC has also advised us that, upon the issuance of the Preferred Stock, it will credit, on its book-entry registration and transfer system, the Preferred Stock evidenced thereby to the designated accounts of participants. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests may be effected only through, records maintained by DTC (with respect to participants) and the records of participants and indirect participants (with respect to other owners of beneficial interests in the global securities).

Investors in the global securities that are participants may hold their interests therein directly through DTC. Investors in the global securities that are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream will hold interests in the global securities on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. All interests in a global security, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain purchasers of securities take physical delivery of those securities in definitive form. These laws may impair the ability of holders to transfer beneficial interests in the global securities to certain purchasers. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants, the ability of a person having beneficial interests in a global security to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payment of dividends, if any, distributions upon liquidation or other distributions with respect to the Preferred Stock that are registered in the name of or held by DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as registered holder of the global securities.

We have been advised by DTC that its current practice, upon receipt of any payment of dividends, distributions upon liquidation or other distributions with respect to global securities such as those that will represent the Preferred Stock, is to credit participants’ accounts with payments on the payment date, unless DTC has reason to believe it will not receive payments on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the relevant security as shown on the records of DTC. Payments by participants and indirect participants to owners of beneficial interests in the global securities held through such participants and indirect participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants or indirect participants, and will not be the responsibility of us nor any agent of us. Neither we nor any agent will be liable for any delay by DTC or by any participant or indirect participant in identifying the beneficial owners of the global securities, and we and any such agent may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Crossmarket transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream. DTC has advised us that it will take any action permitted to be taken by a holder of global securities only at the direction of one or more participants to whose account DTC has credited the interests in the global securities and only in respect of such portion of the aggregate amount of the global securities as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor any agent of us will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section, including any description of the operations and procedures of DTC, Euroclear and Clearstream, has been provided solely as a matter of convenience. We do not take any responsibility for the accuracy of this information, and this information is not intended to serve as a representation, warranty or contract modification of any kind. The operations and procedures of DTC, Euroclear and Clearstream are solely within the control of such settlement systems and are subject to changes by them. We urge investors to contact such systems or their participants directly to discuss these matters.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the Preferred Stock. The summary is limited to taxpayers who will hold the Preferred Stock as “capital assets” and who purchase the Preferred Stock in the initial offering at the initial offering price. This section does not apply to you if you are a member of a class of holders subject to special rules, including:

•	a dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	an insurance company;

•	a thrift institution;

•	a regulated investment company;

•	a tax-exempt organization;

•	a person that purchases or sells the Preferred Stock as part of a wash-sale for tax purposes;

•	a person that owns Preferred Stock as part of a straddle or a hedging or conversion transaction for tax purposes;

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar;

•	a United State expatriate; or

•	a person liable for alternative minimum tax.

This section is based on the United States Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership (or any other entity treated as a partnership for United States federal income tax purposes) holds the Preferred Stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Preferred Stock should consult its own tax advisor with regard to the United States federal income tax treatment of an investment in the Preferred Stock.

Please consult your own tax advisor concerning the consequences of purchasing, owning and disposing of the Preferred Stock in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a share of Preferred Stock and you are, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a domestic corporation (or any other entity treated as a domestic corporation for United States federal income tax purposes);

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if (1) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable United States Treasury Department regulations to be treated as a United States person.

If you are not a United States holder, this subsection does not apply to you and you should refer to “—United States Alien Holders” below.

Distributions on Preferred Stock

In general. Distributions with respect to our Preferred Stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our Preferred Stock and thereafter as capital gain from the sale or exchange of such Preferred Stock. If you are a corporation, dividends received by you will be eligible for a dividends-received deduction generally equal to 70% of the amount of the distribution if you meet certain holding period and other applicable requirements. If you are a non-corporate United States holder, dividends on the Preferred Stock should constitute qualified dividend income that will be taxable to you at the preferential rates applicable to long-term capital gains provided that you meet certain holding period and other applicable requirements. You should consult your own tax advisor regarding the availability of the reduced dividend tax rate in light of your particular circumstances.

Extraordinary Dividends. Dividends that exceed certain thresholds in relation to your tax basis in the Preferred Stock could be characterized as an “extraordinary dividend” under the Internal Revenue Code. If you are a corporation, you have held the stock for two years or less before the dividend announcement date and you receive an extraordinary dividend, you will generally be required to reduce your tax basis in your stock with respect to which such dividend was made by the non-taxed portion of such dividend. If the amount of the reduction exceeds your tax basis in such stock, the excess is treated as taxable gain. If you are a non-corporate United States holder and you receive an extraordinary dividend that constitutes qualified dividend income (as discussed above), you will generally be required to treat any losses on the sale of our Preferred Stock as long-term capital loss to the extent of the extraordinary dividends you receive that qualify for the special rates. The deductibility of capital losses is subject to limitations.

Sale or Exchange of Preferred Stock Other Than by Redemption

If you sell or otherwise dispose of your Preferred Stock (other than by redemption), you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis of the Preferred Stock. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.

Redemption of Preferred Stock

If we redeem your Preferred Stock, it generally would be a taxable event. You would be treated as if you had sold your Preferred Stock if the redemption:

•	results in a complete termination of your stock interest in us;

•	is substantially disproportionate with respect to you; or

•	is not essentially equivalent to a dividend with respect to you.

In determining whether any of these tests has been met, shares of stock considered to be owned by you by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code, as well as shares actually owned, must be taken into account under certain circumstances.

If we redeem your Preferred Stock in a redemption that meets one of the tests described above, you generally would recognize taxable gain or loss equal to the sum of the amount of cash and fair market value of property (other than stock of us or a successor to us) received by you less your tax basis in the Preferred Stock redeemed. This gain or loss would be long-term capital gain or capital loss if you have held the Preferred Stock for more than one year.

If a redemption does not meet any of the tests described above, you generally would be taxed on the cash and fair market value of the property you receive as a dividend to the extent paid out of our current and accumulated earnings and profits. Any amount in excess of our current or accumulated earnings and profits would first reduce your tax basis in the Preferred Stock and thereafter would be treated as capital gain. If a redemption of the Preferred Stock is treated as a distribution that is taxable as a dividend, you should consult with your own tax advisor regarding the allocation of your basis between the redeemed and remaining Preferred Stock.

Medicare Tax

For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” (or undistributed “net investment income” in the case of estates and trusts) for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its dividend income and its net gains from the disposition of Preferred Stock, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of this Medicare tax to your income and gains in respect of your investment in the Preferred Stock.

United States Alien Holders

This section summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of Preferred Stock by a United States alien holder. You are a United States alien holder if you are a beneficial owner of a share of Preferred Stock and you are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from Preferred Stock.

Distributions on Preferred Stock

Except as described below, if you are a United States alien holder of Preferred Stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have properly furnished to us or another payor:

•

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a person who is not a United States person and your entitlement to the lower treaty rate with respect to such payments; or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with United States Treasury Department regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have properly furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that:

•	you are not a United States person; and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate United States alien holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Preferred Stock

If you are a United States alien holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of Preferred Stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions exist; or

•	we are or have been a United States real property holding corporation for United States federal income tax purposes and certain other conditions are met.

If you are a United States alien holder described in the first bullet point immediately above you will be subject to tax on the net gain derived from the disposition under regular graduated United States federal income tax rates. If you are a corporate United States alien holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are an individual United States alien holder described in the second bullet point immediately above you will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by United States source capital losses, even though you are not considered a resident of the United States.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

Under the Hiring Incentives to Restore Employment Act of 2010, a 30% withholding tax would be imposed on certain payments that are made after December 31, 2012 to certain foreign financial institutions, investment funds and other non-United States persons that fail to comply with information reporting requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. Such payments would include United States-source dividends and the gross proceeds from the sale or other disposition of stock that can produce United States-source dividends. You could be affected by this withholding if you are subject to the information reporting requirements and fail to comply with them or if you hold common stock through another person (e.g., a foreign bank or broker) that is subject to withholding because it fails to comply with these requirements (even if you would not otherwise have been subject to withholding). Under final regulations released by the U.S. Treasury Department on January 17, 2013, withholding would not apply to payments of dividends before January 1, 2014, and to payments of gross proceeds from a sale or other disposition of Preferred Stock before January 1, 2017.

Backup Withholding and Information Reporting

In general, if you are a non-corporate United States holder, dividend payments, or other taxable distributions, made on your Preferred Stock, as well as the payment of the proceeds from the sale or redemption of your Preferred Stock that are made within the United States will be subject to information reporting requirements. Additionally, backup withholding will generally apply to such payments if you are a non-corporate United States holder and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the United States Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your United States federal income tax returns; or

•	in certain circumstances, fail to comply with applicable certification requirements.

If you are a United States alien holder, we and other payors are required to report payments of dividends on Internal Revenue Service Form 1042-S even if the payments are exempt from withholding. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments; and

•	the payment of the proceeds from the sale of Preferred Stock effected at a United States office of a broker;

as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•

other documentation upon which it may rely to treat the payments as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments in accordance with United States Treasury Department regulations, or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

Payment of the proceeds from the sale of Preferred Stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of Preferred Stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in United States Treasury Department regulations;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of Preferred Stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

•

one or more of its partners are “U.S. persons”, as defined in United States Treasury Department regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

•	such foreign partnership is engaged in the conduct of a United States trade or business;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of Preferred Stock effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person that is, for United States federal income tax purposes, the beneficial owner of the payments.

You generally may obtain a refund of any amounts withheld under the United States backup withholding rules that exceed your income tax liability by timely filing a refund claim with the United States Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities offered hereby. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Plans, as well as individual retirement accounts, Keogh plans and other plans that are subject to Section 4975 of the Internal Revenue Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Internal Revenue Code for those persons and penalties and liabilities under ERISA and the Internal Revenue Code for the fiduciary of the Plan, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Internal Revenue Code but may be subject to similar provisions under other applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the securities offered hereby by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, certain of our affiliates or the underwriters are or become a party in interest or disqualified person may result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code, unless the securities offered hereby are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase of the securities offered hereby. These exemptions include, without limitation, PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code provide limited relief from the prohibited transactions provisions of ERISA and Section 4975 of the Internal Revenue Code for certain transactions, provided that neither the issuer of securities offered hereby nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the securities offered hereby should not be acquired by any person investing “plan assets” of any Plan, Plan Asset Entity or Non-ERISA Arrangement, unless such acquisition will not constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or similar violation of any applicable Similar Laws.

Any purchaser or holder of the securities offered hereby or any interest therein will be deemed to have represented by its acquisition of the securities offered hereby that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the securities offered hereby on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement or (2) the acquisition of the securities offered hereby will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering acquiring the securities offered hereby on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and any Similar Laws to such investments as well as the availability of exemptive relief under any of the PTCEs listed above or the service provider exemption, as applicable. Purchasers of the securities issued hereby have exclusive responsibility for ensuring that their purchase of securities offered hereby do not violate the fiduciary or prohibited transaction rules of ERISA or the Internal Revenue Code or any applicable Similar Laws. The sale of any securities offered hereby to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives or underwriters that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

UNDERWRITING; CONFLICTS OF INTEREST

Morgan Stanley & Co. LLC, Goldman, Sachs & Co. and UBS Securities LLC are the joint book-running managers of this offering. Subject to the terms and conditions of the underwriting agreement between us and the representatives on behalf of the several underwriters, we have agreed to issue and sell 6,000,000 shares of our Preferred Stock, and the underwriters through their representatives have severally, but not jointly, agreed to purchase from us the number of shares of Preferred Stock listed opposite their names below.

Underwriters	Number of Shares
Morgan Stanley & Co. LLC	2,040,000
Goldman, Sachs & Co.	1,020,000
UBS Securities LLC	2,040,000
Barclays Capital Inc.	150,000
J.P. Morgan Securities LLC	150,000
Keefe, Bruyette & Woods, Inc.	150,000
RBC Capital Markets	150,000
Sandler O’Neill + Partners, L.P.	150,000
Stifel, Nicolaus & Company Inc.	150,000

Total	6,000,000

Subject to the conditions precedent specified in the underwriting agreement, the underwriters are obligated to take and pay for all of the shares of Preferred Stock offered if any shares of the Preferred Stock are taken. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering of Preferred Stock may be terminated.

Underwriting Discount and Commissions and Offering Expenses

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.50 per share (or $0.30 per share in the case of sales to institutional investors) from the public offering price. Any such securities dealers may resell shares to certain other brokers or dealers at a discount of up to $0.45 per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the per share and total underwriting discount and commissions to be paid to the underwriters by Cullen/Frost with respect to shares offered hereby.

Paid by Cullen/Frost(1)
Per Share	$0.7697
Total	$4,618,222.50

(1)	Reflects 371,400 shares of Preferred Stock to be sold to institutional investors for which the underwriters will receive an underwriting discount of $0.5000 per share, and 5,628,600 shares of Preferred Stock to be sold to retail investors, for which the underwriters will receive an underwriting discount of $0.7875 per share.

The aggregate proceeds to us are set forth on the cover page of this prospectus supplement before deducting our expenses. We estimate that we will pay approximately $851,000 for expenses, excluding underwriting discount and commissions.

Listing; New Issue of Preferred Stock

The Preferred Stock has no established trading market. We have applied to list the Preferred Stock on the NYSE under the symbol “CFR PrA”. If the application is approved, trading of the Preferred Stock on the NYSE is expected to begin within 30 days after the original issuance date of the Preferred Stock. Even if the Preferred Stock is listed, there may be little or no secondary market for the Preferred Stock. Even if a secondary market for the Preferred Stock develops, it may not provide significant liquidity, and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial.

No Sale of Similar Securities

We have agreed for a period of 30 days from the date of this prospectus supplement, that we will not, without the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any of our other securities which are substantially similar to the Preferred Stock.

Indemnification and Contribution

We have agreed to indemnify the several underwriters and their respective affiliates and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, we will contribute to the payments the underwriters (and their respective affiliates and controlling persons) may be required to make in respect of those liabilities.

Price Stabilization and Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell shares of our Preferred Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. The underwriters must close out any short position by purchasing shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Preferred Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Preferred Stock made by the underwriters in the open market while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Preferred Stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our Preferred Stock. As a result, the price of our Preferred Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

Affiliations with Underwriters

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Goldman, Sachs & Co., one of the joint book-running managers of this offering, will receive 5% or more of the net proceeds of this offering by reason of our use of the proceeds of this offering as described under “Use of Proceeds” on page S-16, and is deemed to have a “conflict of interest” under Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. Goldman, Sachs & Co. will not confirm sales of the Preferred Stock to any account over which it exercises discretionary authority without the prior written approval of the customer.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of the Preferred Stock will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the Preferred Stock that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of the Preferred Stock may be made to the public in that Relevant Member State at any time:

A. to “qualified investors” as defined in the Prospectus Directive, including:

(a) (in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

(b) (in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B. to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the Preferred Stock shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any Preferred Stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor,” and (B) in the case of any Preferred Stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the Preferred Stock acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale. In the case of any Preferred Stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Preferred Stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Preferred Stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Preferred Stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any Preferred Stock to be offered so as to enable an investor to decide to purchase any Preferred Stock, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Japan

The Preferred Stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Preferred Stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

The Preferred Stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Preferred Stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the Preferred Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Preferred Stock may not be circulated or distributed, nor may the Preferred Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the Preferred Stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for six months after that corporation or that trust has acquired the Preferred Stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

VALIDITY OF THE SECURITIES

The validity of the shares offered hereby will be passed upon for us by Stanley E. McCormick, Jr., Executive Vice President and Corporate Counsel of Cullen/Frost and Sullivan & Cromwell LLP, New York, New York. Mr. McCormick beneficially owns shares of our common stock and options to acquire additional shares of our common stock. The validity of the shares offered hereby will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP.

EXPERTS

The consolidated financial statements of Cullen/Frost Bankers, Inc. appearing in Cullen/Frost Bankers, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012 and the effectiveness of Cullen/Frost Bankers, Inc.’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. The information under the caption “Summary Selected Consolidated Historical Financial Information” for each of the five years in the period ended December 31, 2012, included elsewhere herein, have been derived from consolidated financial statements audited by Ernst & Young LLP, as set forth in their report appearing elsewhere herein. Such financial statements and Cullen/Frost Bankers, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

CULLEN/FROST BANKERS, INC.

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

of

CULLEN/FROST BANKERS, INC.

The securities identified above may be offered and sold from time to time by us in one or more offerings. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement and a pricing supplement, if any.

Our common stock is traded on the New York Stock Exchange under the symbol “CFR.”

Investing in our securities involves certain risks. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference, before you make your investment decision. See “Risk Factors” on page 5 of this prospectus and our most recent annual report on Form 10-K, which is incorporated herein by reference, as well as any additional risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about factors you should consider before buying any of our securities.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor have these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are subject to investment risks.

We may offer and sell the securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods.

The date of this prospectus is January 31, 2013.

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PRO SPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. The prospectus does not contain all information included in the registration statement. You may review a copy of the registration statement at the SEC’s Public Reference Room as well as through the SEC’s internet site, as described below. Under this shelf registration process, we may offer and sell the securities identified in this prospectus in one or more offerings. Each time we offer and sell securities, we will provide a prospectus supplement along with this prospectus that will contain specific information about the terms of the offering and the securities being offered and, if necessary, a pricing supplement that will contain the specific terms of your securities. The prospectus supplement and, if necessary, the pricing supplement, may also add, update or change information contained in this prospectus. Any information contained in this prospectus will be deemed to be modified or superseded by any inconsistent information contained in a prospectus supplement or a pricing supplement. You should read carefully this prospectus and any prospectus supplement and pricing supplement, together with the additional information described below under “Where You Can Find More Information”.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Cullen/Frost”, “we”, “us”, “our” or similar references mean Cullen/Frost Bankers, Inc. and all references in this prospectus to the “Corporation” means Cullen/Frost Bankers, Inc., together with its subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in or incorporated by reference into this prospectus that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or board of directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.

•	Volatility and disruption in national and international financial markets.

•	Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of the Corporation’s goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of the Corporation’s borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The Corporation’s ability to increase market share and control expenses.

•	The Corporation’s ability to attract and retain qualified employees.

•	Changes in the competitive environment in the Corporation’s markets and among banking organizations and other financial service providers.

•

The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of the Corporation’s vendors, internal control systems or information systems.

•	Changes in the Corporation’s liquidity position.

•	Changes in the Corporation’s organization, compensation and benefit plans.

•

The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	The Corporation’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Cullen/Frost, that file electronically with the SEC. The address of that site is http://www.sec.gov. Cullen/Frost’s Internet address is http://www.frostbank.com. The information on these web sites is not a part of this document.

In this prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future (File No. 001-13221) under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until our offering is complete (other than information in such additional documents that is deemed, under the Exchange Act, in accordance with the Exchange Act and SEC rules, to be “furnished” and not filed with the SEC):

•	Annual Report on Form 10-K for the year ended December 31, 2011;

•	Quarterly Reports on Form 10-Q for the periods ended March 31, 2012, June 30, 2012 and September 30, 2012; and

•	Current Reports on Form 8-K, filed on April 27, 2012 and January 31, 2013.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Cullen/Frost Bankers, Inc.

100 W. Houston Street

San Antonio, Texas 78205

(210) 220-4011

ABOUT CULLEN/FROST BANKERS, INC.

Cullen/Frost Bankers, Inc., a Texas business corporation incorporated in 1977, is a financial holding company and a bank holding company headquartered in San Antonio, Texas that provides, through its subsidiaries, a broad array of products and services throughout numerous Texas markets. Cullen/Frost, through its subsidiaries, offers commercial and consumer banking services, as well as trust and investment management, mutual funds, investment banking, insurance, brokerage, leasing, asset-based lending, treasury management and item processing services. At December 31, 2012, Cullen/Frost had consolidated total assets of $23.1 billion and was one of the largest independent bank holding companies headquartered in the State of Texas.

RISK FACTORS

Investing in our securities involves certain risks. Before you invest in any of our securities, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in our most recent annual report on Form 10-K, which is incorporated into this prospectus by reference, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes, unless otherwise specified in the applicable prospectus supplement.

CONSOLIDATED EARNINGS RATIOS

The table below provides Cullen/Frost’s consolidated ratios of earnings to fixed charges and preferred stock dividend requirements for the periods shown.

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES*
Excluding interest on deposits	22.34	11.73	12.77	9.96	7.56	7.96	5.62
Including interest on deposits	10.35	6.74	7.16	5.46	3.54	3.01	2.20

*	During these periods, Cullen/Frost had no outstanding shares of preferred stock. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 and the nine months ended September 30, 2012 and 2011 is not different from the ratio of earnings to fixed charges for those periods.

SUMMARY OF THE SECURITIES WE MAY OFFER

We may use this prospectus to offer securities in one or more offerings. The applicable prospectus supplement will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We may offer and sell the securities to or through one or more underwriters, dealers or agents, or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Common Stock

We may sell our common stock, par value $0.01 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock; Depositary Shares

We may sell shares of our preferred stock in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the liquidation preference of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Debt Securities—Senior Debt Securities and Subordinated Debt Securities

We may sell debt securities, including senior debt securities and subordinated debt securities, which may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of any debt securities that we may issue from time to time.

Warrants

We may sell warrants to purchase our debt securities, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Stanley E. McCormick, Jr., Executive Vice President and Corporate Counsel of Cullen/Frost, or by such other counsel as we may designate from time to time, and Sullivan & Cromwell LLP, New York, New York. Mr. McCormick beneficially owns shares of our common stock and options to acquire additional shares of our common stock. Certain legal matters will be passed upon for any underwriters by the counsel to such underwriters specified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Cullen/Frost Bankers, Inc. appearing in Cullen/Frost Bankers, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 and the effectiveness of Cullen/Frost Bankers, Inc.’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and Cullen/Frost Bankers, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

6,000,000 Shares

Cullen/Frost Bankers, Inc.

5.375% Non-Cumulative Perpetual Preferred Stock, Series A

Joint Book-Running Managers

Morgan Stanley

Goldman, Sachs & Co.

UBS Investment Bank